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                                 EXHIBIT 23.2


                       CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) No. 333-51825 and No. 333-51825-01 and related Prospectus of Kaufman and Broad Home Corporation (the "Company") for the registration of $345,000,000 of its common stock including preferred stock purchase rights, debentures Income PRIDES, Growth PRIDES and Capital Securities of KBHC Financing and the guarantee of the Capital Securities by the Company and to the incorporation by reference therein of our report dated January 2, 1998, with respect to the consolidated financial statements of Kaufman and Broad Home Corporation included in its Annual Report (Form 10-K) for the year ended November 30, 1997, filed with the Securities and Exchange Commission.



                                                   /s/ ERNST & YOUNG LLP



Los Angeles, California
June 24, 1998